UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 30, 2005

XENOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32239	77-0412269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

860 Atlantic Avenue, Alameda,

California 94501

(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 291-6100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The discussion of the entry into a material amendment to a material agreement is incorporated by reference from “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant” of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On April 4, 2005, Xenogen Corporation, a Delaware corporation (“Xenogen,” “our” or “us”), and Alameda Real Estate Investments, a California limited partnership (“Landlord”), entered into Amendment No. 1 to that certain Marina Village Net Office-Tech Lease by and between Landlord and Xenogen, dated March 1, 2005 (the “Amendment”). The Amendment expands the premises subject to the lease to include the entire 850 Marina Village Parkway building consisting of approximately 40,498 square feet. The Amendment also provides for an additional tenant improvement allowance of $104,900, and revises the base monthly rent to range from $39,283 to $45,855.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 30, 2005, our Board of Directors appointed Stanley Tanka, age 51, as our Vice President of Finance. Mr. Tanka will serve as our Principal Accounting Officer. Mr. Tanka previously served as a consultant to us from December 16, 2004 until March 30, 2005. Prior to that, from August 2000 to August 2004, Mr. Tanka was Executive Vice President and Chief Financial Officer of Cliff Bar Inc., a manufacturer and marketer of nutritional products and supplements. Prior to that position, from March 1999 to August 2000, Mr. Tanka was a financial consultant to Cliff Bar Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOGEN CORPORATION

Date: April 5, 2005	By:	/s/ William A. Albright, Jr.
William A. Albright, Jr.
Senior Vice President, Finance and Operations and
Chief Financial Officer